Exhibit 99 (k)
Baron Investment Partners, L.P.	December 31, 2007

Item	22. Financial Statements as of December 31, 2007:

(a)	Schedule of Investments
(b)	Statement of Financial Condition
(c)	Statement of Operations
(d)	Statements of Changes in Partnership Capital
(e)	Notes to Financial Statements

SCHEDULE OF INVESTMENTS

December 31, 2007

Shares		Cost	Market Value

Common Stocks (89.87%)

	Apparal (1.95%)
25,000	Polo Ralph Lauren Corp., Cl A	$1,715,720	$1,544,750

	Business Services (6.03%)
55,000	ChoicePoint, Inc.*	1,466,247	2,003,100
75,000	Iron Mountain, Inc.*	1,451,050	2,776,500

		2,917,297	4,779,600

	Consumer Products (2.73%)
40,000	Church & Dwight Co., Inc.	1,832,730	2,162,800

	Distribution (3.06%)
40,000	Fastenal Co.	1,740,801	1,616,800
20,000	MSC Industrial Direct Co., Inc., CL A	1,031,370	809,400

		2,772,171	2,426,200

	Education (1.72%)
8,000	Strayer Education, Inc.	788,399	1,364,640

	Energy (2.02%)
40,000	Helmerich & Payne, Inc.	1,421,371	1,602,800

	Financial Services - Brokerage & Exchanges (15.67%)
190,000	Charles Schwab Corp.	2,008,492	4,854,500
4,000	CME Group, Inc.	2,135,435	2,744,000
75,000	FCStone Group, Inc.*	1,905,774	3,452,250
60,000	Jefferies Group, Inc.	1,634,449	1,383,000

		7,684,150	12,433,750

	Financial Services - Insurance (3.10%)
35,000	Arch Capital Group, Ltd.*	1,194,785	2,462,250

	Healthcare Products (6.57%)
60,000	Edwards Lifesciences Corp.*	2,928,708	2,759,400
40,000	Henry Schein, Inc.*	1,192,652	2,456,000

		4,121,360	5,215,400

	Healthcare Services (6.92%)
20,000	Healthways, Inc.*	1,175,155	1,168,800
150,000	HLTH Corp.*	2,221,710	2,010,000
40,000	Thermo Fisher Scientific, Inc.*	1,080,310	2,307,200

		4,477,175	5,486,000

	Infrastructure (3.60%)
100,000	AECOM Technology Corp.*	2,970,837	2,857,000

	Media (2.19%)
15,000	Central European Media Enterprises. Ltd., CL A*	1,006,195	1,739,700

	Real Estate - REIT's (2.67%)
6,000	Alexander's, Inc.*	2,378,366	2,119,500

	Recreation and Resorts (7.54%)
20,000	Las Vegas Sands Corp.*	1,246,025	2,061,000
35,000	Wynn Resorts, Ltd.	64,779	3,924,550

		1,310,804	5,985,550

	Retail - Consumer Staples (3.09%)
60,000	Whole Foods Market, Inc.	2,692,964	2,448,000

	Retail - Specialty Stores (11.39%)
30,000	Blue Nile, Inc.*	808,107	2,041,800
125,000	CarMax, Inc.*	1,764,946	2,468,750
100,000	Dicks Sporting Goods, Inc.*	1,538,364	2,776,000
100,000	Penske Auto Group, Inc.	2,128,650	1,746,000

		6,240,067	9,032,550

	Transportation (9.62%)
55,000	C.H. Robinson Worldwide, Inc.	1,030,702	2,976,600
50,000	Expeditors International of Washington, Inc.	2,236,641	2,234,000
100,000	Genesee & Wyoming, Inc., Cl A *	2,782,049	2,417,000

		6,049,392	7,627,600

Total Common Stocks		$51,573,783	71,288,090

Cash and Other Assets Less Liabilities (10.13%)			8,034,056

Partnership Capital			$79,322,146

*	Non-income producing securities
%	Represents percentage of Partnership Capital

See accompanying notes.

Baron Investment Partners, L.P.	December 31, 2007

STATEMENT OF FINANCIAL CONDITION

December 31, 2007
Assets:
Securities owned at market value (Cost $51,573,783)	$71,288,090
Dividends receivable	29,350
Due from broker	8,497,190

Total Assets	$79,814,630

Liabilities and Partnership Capital:
Redemption payable	$250,000
Management fee payable	201,236
Accrued expenses	41,248

Total Liabilities	492,484

Partnership Capital	79,322,146

Total Liabilities and Partnership Capital	$79,814,630

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2007
Investment income:
Interest income	$246,089
Dividend income	488,247

Total income	734,336

Expenses:
Management fee	711,575
Accounting fees	40,000
Other operating expenses	7,800

Total expenses	759,375

Net investment loss	(25,039)

Realized and unrealized gain on investments:
Net realized gain on securities sold	13,412,949
Realized gain on withdrawals in kind	369,631
Change in net unrealized appreciation on investments	(3,763,565)

Net realized and unrealized gain on investments	10,019,015

Net Income	$9,993,976

STATEMENTS OF CHANGES IN PARTNERSHIP CAPITAL

For the Year Ended December 31, 2007
	General Partners and Related Accounts[1]	Limited Partners	Total
PARTNERSHIP CAPITAL - DECEMBER 31, 2006	$30,976,111	$31,583,484	$62,559,595
Contributions	2,809,987	5,000,000	7,809,987
Withdrawals	–	(1,041,412)	(1,041,412)
Allocation of net income:
Pro-rata allocation	4,777,882	5,216,094	9,993,976

PARTNERSHIP CAPITAL - DECEMBER 31, 2007	$38,563,980	$40,758,166	$79,322,146

1Included in this category are the general partners' and eleven limited partners' accounts related to and controlled by Ronald Baron.

See accompanying notes.

Baron Investment Partners, L.P.	December 31, 2007

NOTES TO FINANCIAL STATEMENTS

1. THE PARTNERSHIP:

Baron Investment Partners, L.P. (the "Partnership"), a Delaware Limited Partnership, was formed in June 1996 with Ronald Baron and Baron Capital Management, Inc. (“BCM”), a wholly owned subsidiary of Baron Capital Group, Inc. as its general partners. The Partnership was formed for the purpose of trading in securities and derivative instruments.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Portfolio securities traded on any national stock exchange are valued based on the last sale price. For securities traded on NASDAQ, the Partnership uses the NASDAQ Official Closing Price. Securities traded in foreign markets are valued using prices reported by local foreign markets and translated into U.S. dollars using the price of such currencies. Where market quotations are not readily available, securities are valued based on fair value as determined by the General Partners. Unrealized gains are credited to operations and unrealized losses are charged to operations. Security transactions are accounted for on a trade date basis. Realized gain and loss from security transactions are recorded on an identified cost basis. Dividend income is recognized on the ex-dividend date and interest income is recognized on an accrual basis.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

New Accounting Pronouncements. In July, 2006 the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a tax return. FIN 48 sets forth a threshold for financial statement recognition, measurement and disclosure of tax provisions taken or expected to be taken on a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006, and applies to all open tax years as of the date of effectiveness. Management has evaluated the adoption of FIN 48 and determined that there is no impact on the Partnership’s financial statements.

In September 2006, FASB issued Statement of Financial Accounting Standards No. 157 (“SFAS 157”). SFAS 157, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. SFAS 157 is intended to increase consistency and comparability among fair value estimates used in financial reporting. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Management believes that there will not be any impact of applying the various provisions of SFAS 157.

3. PARTNERS’ CAPITAL ACCOUNTS:

Capital Contributions Capital contributions may be made in cash, or with the General Partners’ consent, in securities, on the first business day of January, April, July or October or at any other time at the discretion of the General Partners.

Withdrawals A partner may withdraw all or any part of his capital account as of December 31, provided that a written request for withdrawal is received by the Partnership at least 30 days before the withdrawal date. Payment of 90% of the amount to be withdrawn shall be made within 7 days of the withdrawal date. The remainder owed to the partner will be paid within 7 days of the completion of the annual audit. The General Partners may, in their sole discretion, waive the foregoing restriction.

Allocation of Profits and Losses At the close of each applicable period, as defined in the partnership agreement, net profits or losses are allocated among the partners based on the percentage of the individual partner's beginning capital account of each applicable period.

Baron Investment Partners, L.P.	December 31, 2007

4. INCOME TAXES:

No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

5. RELATED PARTY TRANSACTIONS:

In accordance with the partnership agreement, the Partnership pays a management fee to BCM of 1% per year of the average month-end capital of the Partnership. In addition to the management fee, the Partnership pays all investment expenses, audit fees, tax return preparation fees and any extraordinary expenses.

6. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATION OF CREDIT RISK:

In the normal course of its business, the Partnership trades various financial instruments and enters into various investment activities with off-balance sheet risk. Generally, these financial instruments represent future commitments to purchase or sell other financial instruments at specific terms at specified future dates. Each of these financial instruments contains varying degrees of off-balance sheet risk whereby changes in the market values of the securities underlying the financial instruments may be in excess of the amounts recognized in the statement of financial condition. The Partnership may be required to maintain collateral to secure these transactions. At December 31, 2007, no financial instruments with off-balance sheet risk were held by the Partnership.

7. DUE FROM AND DUE TO BROKERS:

At December 31, 2007, substantially all of the Partnership’s due from brokers balance relates to cash and cash equivalent balances on deposit. The Partnership’s securities positions are held by a broker which is a broker/dealer and member of all major securities exchanges. The Partnership is subject to credit risk should its broker be unable to meet its obligations to the Partnership. This risk is mitigated by the fact that the Partnership’s accounts are carried by the broker as customer accounts, as defined, and are therefore afforded certain protection under Securities and Exchange Commission Rules with regard thereto and under the Securities Investor Protection Corporation’s insurance program and supplemental insurance programs maintained by such broker.

8. INDEMNIFICATIONS:

In the normal course of business, the Partnership enters into contracts that contain a variety of representations, which provide general indemnifications. The Partnership’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Partnership that have not yet occurred. However, based on experience, the Partnership expects the risk of loss to be remote.

9. SUBSEQUENT EVENT:

In April 2008, a registration statement was filed with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940 in connection with a planned reorganization of the Partnership as a registered investment company. The date of such reorganization is subject to the effective date of SEC Registration.

10. FINANCIAL HIGHLIGHTS:

Financial highlights for the Partnership for the year ended December 31, 2007 were as follows:

Total Return	15.25%	*

Ratios to average partnership capital:
Operating expenses	1.07%

Net investment income	(0.04)%

*	Total return is based upon the change in value of a limited partner’s capital account assuming no contributions or withdrawals during the period. Total return is the same for the general partners and for the limited partners.

Baron Investment Partners, L.P.

REPORT OF INDEPENDENT AUDITORS

To the General Partner and

Limited Partners of Baron Investment Partners, L.P.

(A Delaware Limited Partnership)

In our opinion, the accompanying statement of financial condition, including the schedule of investments, and the related statements of operations and of changes in partnership capital present fairly, in all material respects, the financial position of Baron Investment Partners, L.P. (the “Partnership”) at December 31, 2007, and the results of its operations and the changes in its partnership capital for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the General Partner. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the General Partner, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

New York, New York

April 22, 2008